Exhibit 99.1

Inland Western Changes Name to Retail Properties of America, Inc. and

Announces Important Information in Preparation for an

Anticipated Listing on the NYSE

March 22, 2012

Dear Stockholder:

We are excited to announce that Inland Western Retail Real Estate Trust, Inc. changed its name to Retail Properties of America, Inc. As we are one of the country’s largest owners and operators of shopping centers with a retail operating portfolio of 259 properties with approximately 34,649,000 square feet of gross leasable space across 35 states, the new name more accurately represents the geographic reach of our portfolio. We have a large national portfolio of high quality retail properties and Retail Properties of America, Inc. (“RPAI”) also reflects our core business as owners of power centers, community centers, neighborhood centers and lifestyle centers that are diversified geographically and by property type; and we believe that our new name makes a stronger impact in promoting the size and scale of our retail portfolio as well as our broad and highly diversified tenant base.

The name change is a critical step in our 2012 business plan. We will continue to distinguish ourselves by managing our business from the inside out, focusing on individual and team strengths, as well as value propositions of each of the assets within our portfolio and focus on growth opportunities.

Anticipated Listing on the NYSE

As recently communicated, we expect to pursue a listing on the NYSE. Although we are unable to provide any guidance regarding a potential share price or the timing of such event or guarantee that such a listing will occur, we have effectuated a 10 to 1 reverse stock split on March 20, 2012 and a stock dividend to stockholders of record as of March 21, 2012, in order to increase the likelihood of a successful listing. In the near future, you should receive a transaction confirmation detailing the number of shares of common stock that you own as a result of these transactions.

What is a reverse stock split?

A reverse stock split is a combination of all of our outstanding shares of common stock into a fewer number of shares of common stock and affects all stockholders in the same manner. Thus, it has no impact on the aggregate value of your shares of common stock, your proportional ownership interest in the company, your voting rights or your right to receive distributions, the total amount of your distributions or your rights upon liquidation.

Why was a reverse stock split done?

In anticipation of our potential listing on the NYSE, we have effectuated a 10 to 1 reverse stock split in order to reduce the amount of our outstanding shares of common stock and target an appropriate initial price per share in connection with the potential listing of our existing common stock.

How does the 10 to 1 reverse stock split impact the number of shares of common stock that I own?

As such, every ten shares of common stock that you owned have been combined into one share and converted to Class A common stock. For example, if you owned 1,000 shares of common stock, you would now own 100 shares of Class A common stock as a result of the 10 to 1 reverse stock split. A simple example to assist in understanding this process is if a person was to have ten $10 bills and was to exchange the ten bills for one $100 bill, the person would still have $100, but after the exchange, the $100 is comprised of one bill as opposed to ten bills. No matter whether ten bills or one bill, the net effect is the same.

Subsequent to the reverse stock split, a stock dividend was paid to all stockholders of record as of March 21, 2012, in order to implement our phased-in liquidity program. Under the phased-in liquidity program, for every one share of your post reverse stock split Class A common stock, you have received three new shares of common stock comprised of one share of Class B-1 common stock, one share of Class B-2 common stock and one share of Class B-3 common stock. Please note that we do not anticipate that pricing information will be immediately available on these 4 classes of shares and this may impact account information provided on statements that you may receive from other parties.

What is the difference between shares of Class A, Class B-1, Class B-2 and Class B-3 common stock?

These four classes of stock are identical in all respects except for the timing as to when the shares of common stock will be listed on the NYSE.

•	Class A shares of common stock are expected to be listed on the NYSE and will be publicly tradable upon listing.

•	Class B-1 shares of common stock will automatically convert into Class A shares of common stock 6 months after the listing of the Class A shares of common stock.

•	Class B-2 shares of common stock will automatically convert into Class A shares of common stock 12 months after the listing of the Class A shares of common stock.

•	Class B-3 shares of common stock will automatically convert into Class A shares of common stock 18 months after the listing of the Class A shares of common stock.

What is the purpose of the phased-in liquidity program?

The phased-in liquidity program has been designed to assist in the creation of an orderly and liquid trading market for our shares of common stock post-listing, increasing the likelihood of a successful listing, as shares of common stock will be listed on the NYSE over time as opposed to all at once. All shares of our common stock will be converted into listed shares of common stock within 18 months of an initial listing.

How many shares of common stock do I own after implementation of the reverse stock split and the phased-in liquidity program?

The combined effect of the 10 to 1 reverse stock split and the phased-in liquidity program is equivalent to a 2.5 to 1 reverse stock split. A simplistic example is that if you previously owned 1,000 shares of common stock, you will now own 400 shares of common stock which is comprised of 100 shares of Class A common stock, 100 shares of Class B-1 common stock, 100 shares of Class B-2 common stock and 100 shares of Class B-3 common stock.

When will my shares of common stock be listed on the NYSE?

Upon the anticipated initial listing, your Class A common stock will be listed, which is 25% of your post reverse split shares of common stock. Your additional shares of common stock, your Class B stock, will convert to Class A common stock and become listed in additional 25% increments upon each of the 6 month, 12 month and 18 month anniversaries of our initial listing. All shares of our common stock will be converted into Class A listed shares of common stock within 18 months of an initial listing.

First Quarter Distribution Payment

The Board of Directors declared the first quarter 2012 distribution of $0.06625 per share, payable on April 10, 2012, to stockholders of record at the close of business on March 31, 2012. In connection with the reverse stock split and stock dividend described above, the per share distribution amount was increased to $0.165625 in order to prevent the aggregate distribution amount to be paid to stockholders from being reduced. This distribution will be paid on each share of Class A common stock, Class B-1 common stock, Class B-2 common stock and Class B-3 common stock. Please note that we anticipate that stockholders will receive one distribution payment for your Class A common stock and separately, one distribution payment for your three B share accounts combined.

As previously communicated, if we are scheduled to complete the listing of our shares of common stock on a national securities exchange on or about the distribution payment date of April 10, 2012, participants in the Distribution Reinvestment Program (“DRP”) will receive a cash distribution in lieu of additional shares of common stock. This letter serves as your notification that DRP shares of common stock will not be issued in conjunction with the payment of the first quarter 2012 distribution and all stockholders of record as of March 31, 2012 will be paid a cash distribution on April 10, 2012.

We are very excited about the future of Retail Properties of America, Inc. and appreciate your continued support. A new logo and website, along with additional branding initiatives will be implemented over the next few months. For updated company information, we encourage you to regularly visit our website at either www.inlandwestern.com or www.rpai.com. Also, please watch for additional upcoming mailings regarding the status of our anticipated listing on the NYSE. If you have any questions regarding your investment, please contact your financial advisor or our Investor Relations Team at 800.541.7661.

Sincerely,

RETAIL PROPERTIES OF AMERICA, INC.

Steven P. Grimes

President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.